Filed Pursuant to Rule 424(b)(3)
File No. 333-122732
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated April 25, 2005)
CYTRX CORPORATION
Common Stock
     This Prospectus Supplement supplements our prospectus dated April 25, 2005. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and all other prior supplements thereto. This Prospectus Supplement is qualified by reference to the prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in our prospectus.
Selling Securityholders
     The table beginning on page 21 in the Prospectus titled “Selling Securityholders” is amended by this Prospectus Supplement as follows:
     (A) Omicron Master Trust transferred a warrant for the purchase of 96,575 shares of our common stock registered by this Prospectus to Rockmore Investment Mast Fund Ltd.;
     (B) Silverback Master, Ltd. transferred a warrant for the purchase of 487,805 shares of our common stock registered by this Prospectus to Crestview Capital Master, LLC;
     (C) Langley Partners, L.P. transferred a warrant for the purchase of 312,500 shares of our common stock registered by this Prospectus to Crestview Capital Master, LLC; and
     (D) Crescent International Ltd. transferred a warrant for the purchase of 183,000 shares of our common stock registered by this Prospectus to Crestview Capital Master, LLC.
     As a result of the foregoing transfers, Omicron Master Trust remains a selling securityholder, and Crestview Capital Master, LLC and Rockmore Investment Mast Fund Ltd. shall henceforth be treated as additional selling securityholders for purposes of the Prospectus. The information regarding selling securityholders in the Prospectus is revised and supplemented to reflect the transfers described in the preceding paragraphs. The beneficial ownership information for the selling securityholders listed below is as of January 25, 2007.

						Beneficial Ownership
	Beneficial Ownership Before Offering(1)					After Offering (1)(3)
				Number of
	Number			Shares Being		Number
	of Shares		Percent (2)	Offered		of Shares	Percent (2)
Omicron Master Trust	355,682	(4)	*	208,303	(4)	147,379	*
Rockmore Investment Mast Fund Ltd.	164,905	(5)	*	96,575	(5)	68,330	*
Crestview Capital Master, LLC	983,305	(6)	1.4	983,305	(6)	0	*

Less than one percent. *
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Included as outstanding for this purpose are 70,440,603 shares outstanding on January 25, 2007, plus, in the case of each of these selling securityholders, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	Assumes that all shares and warrants included in this prospectus will be sold by the selling securityholder.

(4)	Represents 355,682 shares of our common stock issuable upon exercise of warrants, which includes 208,303 shares of our common stock issuable upon exercise of warrants included in this prospectus. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCL, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(5)	Represents 164,905 shares of our common stock issuable upon exercise of warrants, which includes 96,575 shares of our common stock issuable upon exercise of warrants included in this prospectus. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempt company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of our common stock owned by Rockmore Master Fund and, as of January 25, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(6)	Represents 983,305 shares of our common stock issuable upon exercise of warrants included in this prospectus. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.
     Neither Rockmore Investment Master Fund Ltd. nor Crestview Capital Master, LLC has had any material relationship with us or any of our affiliates within the past three years.
* * * * *
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is February 2, 2007.

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